NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 12, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 1, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of Enviri Corporation Common Stock became effective on June 1, 2026. Each share of Enviri Corporation Common Stock will ultimately be converted into the right to receive $15.00 in cash, without interest and less any applicable withholding taxes and approximately 0.3333333333 of a share of "New" Enviri Corporation (to be renamed from "Enviri II Corporation") Common Stock This Form 25 is being filed solely in connection with the discontinuation of the trading on NYSE of the Common Stock of Enviri Corporation (NVRI old CUSIP: 415864107) and does not affect the continued listing on NYSE of the Common Stock of Enviri Corporation (NVRI New. CUSIP: 29390K102). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 1, 2026.